Exhibit 99.1

4350 Executive Drive, Suite 100 San Diego, CA 92121	858-373-1600	www.infosonics.com

Company Contact:	IR Contact:
Jeffrey A. Klausner	Todd Kehrli or Mary Magnani
Chief Financial Officer	MKR Group, Inc.
(858) 373-1600	(323) 468-2300
ir@infosonics.com	ifon@mkr-group.com

INFOSONICS REPORTS SECOND QUARTER 2008 FINANCIAL RESULTS
Net Sales from Continuing Operations increased 11% over Q2 2007

SAN DIEGO, CA, August 14, 2008 - InfoSonics Corporation (NASDAQ: IFON), one of the premier providers and distributors of wireless handsets and accessories serving Latin America, today announced results for the second quarter ended June 30, 2008.

“Net sales from continuing operations for the quarter were greater by 11% from a year ago,” said Joseph Ram, President and Chief Executive Officer of InfoSonics Corporation. “Sales in the beginning of the quarter were strong; however sales slowed towards the end of the quarter due to the decrease in consumer buying from the impact of the weakness in the global economy. We experienced a return to more historical sales and order volumes in July and are cautiously optimistic that our business could meet our sales expectations in the third quarter. Our proprietary line of verykool® handsets is demonstrating continued acceptance in the market and we look forward to launching enhancements to our verykool® line-up in the second half of 2008.”

Ram continued, “We remain committed to returning to profitability and are focused on reducing fixed and operating expenses. During the quarter we assessed opportunities in the United States and Mexico and decided to implement actions necessary to close sales operations in both of those countries.  Due to the changing environment and consolidation in the United States of the regional cellular carriers, along with the challenges of opening sales relations with the cellular carriers in Mexico, we determined that it was necessary to take decisive actions to mitigate further losses.”

Second Quarter Results

Net sales from continuing operations in the second quarter of 2008 increased 11% to $59.0 million, compared to $53.1 million in the second quarter of 2007. South America sales represented 77% of net sales or $45.5 million, compared to $32.5 million in the same quarter of last year, an increase of 40%. Central America sales represented 23% of net sales or $13.5 million, compared to $20.6 million in the second quarter of 2007, a decrease of 34%.

During the quarter, the company discontinued its operations in the U.S. and Mexico, resulting in a loss from discontinued operations of $2.1 million for the three months ended June 30, 2008.

Approximately 685,000 units were shipped in the second quarter of 2008, a 2% decrease year-over-year. Average selling price per unit increased 10% year-over-year.

Gross profit for the second quarter of 2008 increased 9% to $3.2 million, or 5.5% of net sales, as compared to $3.0 million, or 5.6% of net sales for the second quarter of 2007.

Income from continued operations before interest expense for the quarter was $10,000 compared to $223,000 for the same quarter of 2007. Interest expense was $325,000 for the quarter, as compared to $224,000 of interest expense for the quarter ended June 30, 2007.

Net loss from continued operations for the second quarter of 2008 was $155,000 or $0.01 per share, compared to a net loss from continued operations of $1,000 or $0.00 per share in the same quarter a year ago.

InfoSonics ended the quarter with quick assets (cash and accounts receivable) of $45.3 million and working capital (current assets minus current liabilities) of $31.4 million.

Six-Month Financial Results

Total revenues for the six months ended June 30, 2008 increased 30% to $127.0 million, compared to $97.5 million for the six months ended June 30, 2007. Revenue from South America represented 73% of total revenue or $92.3 million, versus $67.9 million in for the first six months of 2007. Revenue from Central America represented 27% of total revenue or $34.7 million, versus $29.6 million for the first six months of 2007.

Gross profit for the first six months of 2008 increased 27% to $6.8 million or 5.4% of total sales, versus $5.4 million, or 5.5% of total sales for the first six months of 2007.

Net loss from continuing operations for the first six months of 2008 was approximately $481,000 or $0.03 per diluted share, compared to net loss from continuing operations of $391,000, or $0.03 per diluted share for the same period a year ago.

Our discontinued operations in the U.S. and Mexico, incurred a net loss $2.2 million during the six months ended June 30, 2008.

Investor Conference Call

InfoSonics management will host a conference call today, Thursday, August 14, 2008, at 1:30 pm PT (4:30 pm ET) to review the second quarter financial results. Joseph Ram, President and Chief Executive Officer, and Jeff Klausner, Chief Financial Officer, will be on-line to discuss these results.

The call can be accessed by dialing (888) 713-4215 and giving the pass code, 17779793. Participants are asked to call the assigned number approximately 10 minutes before the conference call begins. In addition, the conference call will be available over the Internet at www.infosonics.comhttp://www.symmetricom.com/.

About InfoSonics Corporation

InfoSonics is one of the premier providers and distributors of wireless handsets and accessories serving Latin America. For the wireless telecommunications industry, InfoSonics provides flexible and cost effective solutions, including product assembly, purchasing, marketing, selling, warehousing, order assembly, programming, packing, shipping, and delivery. InfoSonics supports manufacturers in moving their products to agents, resellers, distributors, independent dealers, retailers and wireless network operators in Latin America. For additional information, please visit www.infosonics.com.

Cautionary Statement for the Purpose of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995

The matters in this press release that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements about future revenues, sales levels, operating income and margins, wireless handset sales, stock-based compensation expense, gain (loss) in value of derivatives, cost synergies, operating efficiencies, profitability, market share, and rates of return, are based on current management expectations that involve certain risks and uncertainties. These risks and uncertainties, in whole or in part, could cause such expectations to fail to be achieved and have a material adverse effect on InfoSonics’ business, financial condition and results of operations, including, without limitation: (1) intense competition, regionally and internationally, including competition from alternative business models, such as manufacturer-to-carrier sales, which may lead to reduced prices, lower sales or reduced sales growth, lower gross margins, extended payment terms with customers, increased capital investment and interest costs, bad debt risks and product supply shortages; (2) inability to secure adequate supply of competitive products on a timely basis and on commercially reasonable terms; (3) foreign exchange rate fluctuations, devaluation of a foreign currency, adverse governmental controls or actions, political or economic instability, or disruption of a foreign market, and other related risks of our international operations; (4) the ability to attract new sources of profitable business from expansion of products or services or risks associated with entry into new markets, including geographies, products and services; (5) an interruption or failure of our information systems or subversion of access or other system controls may result in a significant loss of business, assets, or competitive information; (6) significant changes in supplier terms and relationships; (7) termination of a supply or services agreement with a major supplier or product supply shortages; (8) continued consolidation in the wireless handset carrier market; (9) extended general economic downturn; (10) loss of business from one or more significant customers; (11) customer and geographical accounts receivable concentration risk; (12) rapid product improvement and technological change resulting in inventory obsolescence; (13) future terrorist or military actions; (14) the loss of a key executive officer or other key employees; (15) changes in consumer demand for multimedia wireless handset products and features; (16) our failure to adequately adapt to industry changes and to manage potential growth and/or contractions; (17) seasonal buying patterns; (18) dependency on Latin American sales; (19) uncertain political and economic conditions internationally; (20) the impact, if any, of changes in EITF 00-19 or SFAS 133 guidance as it relates to warrants and registration rights and SFAS 123R as it relates to stock options; (21) the resolution of any litigation against the company; (22) the ability of the Company to successfully introduce and sell its verykool® products and the related inventory risk of such products and (23) the ability of the Company to generate taxable income in future periods in order to utilize and realize any quarterly tax benefits recorded. Our actual results could differ materially from those anticipated in our forward looking statements.

InfoSonics has instituted in the past and continues to institute changes to its strategies, operations and processes to address these risk factors and to mitigate their impact on InfoSonics’ results of operations and financial condition. However, no assurances can be given that InfoSonics will be successful in these efforts. For a further discussion of significant factors to consider in connection with forward-looking statements concerning InfoSonics, reference is made to Item 1A Risk Factors of InfoSonics’ Annual Report on Form 10-K for the year ended December 31, 2007 and Quarterly Reports on Form 10-Q for the period ended March 31, 2008 and June 30, 2008; other risks or uncertainties may be detailed from time to time in InfoSonics’ future SEC filings. InfoSonics does not intend to update any forward-looking statements.

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InfoSonics Corporation and Subsidiaries
Consolidated Balance Sheets

	June 30, 2008	December 31, 2007
	(unaudited)	(audited)
ASSETS
Current assets:
Cash and cash equivalents	$15,823,781	$20,652,154
Trade accounts receivable, net of allowance for doubtful accounts of $345,960 (unaudited) and $558,342	29,430,069	38,031,247
Inventory, net of reserves of $497,556 (unaudited) and $580,438	15,755,245	13,479,861
Prepaid inventory	25,167	461,990
Prepaid expenses	268,276	87,753
Prepaid taxes	336,873	334,990
Assets of discontinued operations	5,113,626	14,114,074
Deferred tax asset - current	1,270,757	1,203,417

Total current assets	68,023,794	88,365,486

Property and equipment, net	1,025,496	1,301,985
Intangible assets	504,000	504,000
Deferred tax asset - non-current	1,423,726	1,401,671
Other assets	105,629	110,660

Total assets	$71,082,645	$91,683,802

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Line of credit	$18,115,265	$26,755,100
Accounts payable	13,598,144	20,821,601
Accrued expenses	2,814,948	1,105,972
Liabilities of discontinued operations	2,064,063	5,895,687
Income taxes payable	41,000	80,560

Total current liabilities	36,633,420	54,658,920

Total liabilities	36,633,420	54,658,920

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.001 par value 10,000,000 shares authorized (no shares issued and outstanding as of applicable period end)	—	—
Common stock, $0.001 par value 40,000,000 shares authorized (14,910,808 and 14,647,067 shares issued and outstanding as of applicable period end)	14,911	14,647
Additional paid-in capital	31,580,366	31,505,990
Accumulated other comprehensive loss	(35,092)	(31,190)
Retained earnings	2,889,040	5,535,435

Total stockholders’ equity	34,449,225	37,024,882

Total liabilities and stockholders’ equity	$71,082,645	$91,683,802

InfoSonics Corporation and Subsidiaries
Consolidated Statements of Operations
(unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2008	2007	2008	2007

Net sales	$59,039,970	$53,101,216	$126,973,238	$97,495,237
Cost of sales	55,814,413	50,141,226	120,158,895	92,132,203

Gross profit	3,225,557	2,959,990	6,814,343	5,363,034
Operating expenses	3,215,412	2,736,958	6,908,598	5,748,297

Operating income (loss) from continuing operations	10,145	223,032	(94,255)	(385,263)

Other expense
Interest expense	(325,142)	(223,998)	(514,201)	(281,666)

Loss from continuing operations before benefit for income taxes	(314,997)	(966)	(608,456)	(666,929)
Benefit for income taxes	159,527	422	127,356	275,534

Loss from continuing operations	(155,470)	(544)	(481,100)	(391,395)
Loss from discontinued operations, net of tax	(2,077,743)	(446,699)	(2,165,293)	(613,981)

Net loss	$(2,233,213)	$(447,243)	$(2,646,393)	$(1,005,376)

Basic and Diluted loss per share
From continuing operations	$(0.01)	$(0.00)	$(0.03)	$(0.03)
From discontinued operations	$(0.14)	$(0.03)	$(0.15)	$(0.04)
Net loss	$(0.15)	$(0.03)	$(0.18)	$(0.07)

Basic weighted-average number of common shares outstanding	14,881,523	14,453,992	14,819,968	14,386,825

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